Exhibit 99.1

Contact:

William A. Hockett

Vice President of Corporate Communications

(801) 584-3600

email: bhockett@myriad.com

FOR IMMEDIATE RELEASE

MYRIAD GENETICS REPORTS RESULTS FOR SECOND QUARTER OF FISCAL 2004

-Predictive Medicine Revenues Increase 30% Over Prior Quarter, Gross Margins Reach 67%-

Salt Lake City, February 3, 2004 — Myriad Genetics, Inc. (Nasdaq: MYGN) today reported financial results for the second quarter of fiscal 2004 and six months ended December 31, 2003.

For the second fiscal quarter ended December 31, 2003, predictive medicine revenues grew to a record $10.4 million, a 28% increase compared with the second fiscal quarter last year, which ended December 31, 2002, and a 30% increase compared with the first quarter of this current fiscal year, ended September 30, 2003. This significant increase in predictive medicine revenues resulted from strong customer demand for Myriad’s predictive medicine products. For the first six months of this year, predictive medicine revenues increased to $18.5 million, from $16.0 million during the same period last year.

Gross profit margins on predictive medicine revenues also increased to a record 67% for the second quarter of fiscal 2004, compared with 63% for the same period last year. The growth in predictive medicine profit margins was primarily due to economies of scale resulting from wider acceptance of Myriad’s predictive medicine products by consumers and the medical community and a number of technical improvements in the Company’s high-throughput sequencing facility, including the automation of the previously labor-intensive DNA extraction step of the process.

Total revenues increased to $14.1 million for the second quarter of fiscal 2004, compared with $13.7 million in the first quarter of fiscal 2004. For the second quarter of the prior fiscal year, total revenues were $17.0 million. The decrease in total revenues compared with the same quarter in the prior year was due to a reduction in research revenues, reflecting the Company’s enhanced focus on internal drug development programs and a corresponding reduction in emphasis on external collaborative research.

Myriad Genetics/2Q Results

Net loss for the second quarter was $9.9 million or $0.36 per share, compared with $6.9 million, or $0.27 per share, for the same quarter of fiscal 2003. The increased loss was in line with the Company’s planned increase in investment in internal drug development, primarily on its three human clinical trials currently in progress and on its three preclinical compounds in final preparation for future IND submission. As of December 31, 2003, Myriad had approximately $103 million in cash, cash equivalents and marketable investment securities.

“Myriad has achieved significant progress in advancing its therapeutic product development strategy,” stated Peter Meldrum, President and CEO of Myriad Genetics, Inc. “MPC-7869 continues to impress us with its potential as a therapeutic for Alzheimer’s disease and we are driving an exciting HIV drug candidate and two strong anti-cancer drug candidates toward human clinical trials.”

Alzheimer’s Disease Drug Development

During the second quarter of fiscal year 2004, Myriad announced data on three of its drug development programs. Myriad’s Alzheimer’s disease drug candidate, MPC-7869, currently in a 201-patient, Phase II human clinical trial, was independently found to improve memory and spatial learning in a mouse model of Alzheimer’s disease. The study was presented at Neuroscience 2003, the annual meeting of the Society for Neuroscience, and entitled, Chronic Treatment of Transgenic APP Mice with R-flurbiprofen. It was led by Dr. Todd E. Golde and associates at Mayo Clinic Jacksonville, and Dr. Edward H. Koo and associates at the University of California, San Diego. The finding strengthens the leading hypothesis among Alzheimer’s disease researchers that lowering the toxic peptide Abeta42 may be an effective treatment for patients suffering from Alzheimer’s disease. Myriad’s compound MPC-7869 (R-flurbiprofen) was found to be exceptionally powerful in reducing levels of Abeta42. In addition to improving spatial learning and memory, MPC-7869 may reduce accumulated plaques in the brains of Alzheimer’s disease patients. To test this hypothesis, mouse pathology was examined to determine whether a difference could be detected in the accumulation of amyloid plaques in the brain, between the drug-treated groups and controls. The analysis indicated that there was a robust, 50% reduction in the amount of insoluble amyloid plaque in the brains of the R-flurbiprofen treated mice.

Ovarian Cancer Drug Development

Myriad also released preclinical data on its advanced ovarian cancer drug candidate, MPI-176716. MPI-176716 was tested against human ovarian cancer cells (OVCAR-3) in a mouse xenograft model, and evaluated in comparison to the current standard of care in ovarian cancer therapy, carboplatin. Carboplatin alone reduced tumor volume by approximately 20%, a significant achievement against this notoriously difficult tumor. But when MPI-176716 was combined with carboplatin, the tumors were sent into complete remission, regressing essentially 100% by the end of the trial.

Pancreatic Cancer Drug Development

The Company also recently announced the results of a late-stage preclinical study of its drug candidate, MPC-6827, for the treatment of pancreatic cancer. Myriad tested MPC-6827 against pancreatic tumors in a mouse xenograft model to mimic the human form of the disease. At a significantly lower dose level, MPC-6827 was shown to be twice as effective as gemcitabine, the standard of care in pancreatic cancer, in inhibiting tumor growth. One group of mice was treated with 80 mg/kg of gemcitabine, the standard of care in pancreatic cancer chemotherapy, and the other group was treated with 5 mg/kg of MPC-6827. All treated mice showed statistically significant inhibition of tumor growth. However, MPC-6827 demonstrated a 38% inhibition of tumor growth, while gemcitabine showed just a 17% inhibition of tumor growth. Results of studies with MPC-6827 will be presented at the 95th meeting of the American Association for Cancer Research (AACR), March 27-31, 2004 in Orlando, Florida.

Myriad management will host a conference call on Tuesday, February 3, 2004 at 10:00am EST to discuss the company’s results and other recent events. The dial-in number for the conference call will be (800) 245-3043, or (785) 832-2041. A replay of the conference call will be available for one week following the call at (800) 934-2730 or (402) 220-1141. The call will also be available on the Internet at www.myriad.com

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets predictive medicine products, and is developing and intends to market therapeutic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s enhanced focus on, and planned increase in investment in, internal drug development programs, preparations of preclinical compounds for future IND submissions, the potential of MPC-7869 as a therapeutic for Alzheimer’s disease and its ability to reduce accumulated plaques in the brains of Alzheimer’s disease patients, and driving the Company’s HIV drug candidate and anti-cancer drug candidates toward human clinical trials. These forward looking statements are based on management’s current expectation and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These include, but are not limited to, uncertainties as to the extent of future government regulation of Myriad’s business; uncertainties as to whether Myriad and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutic compounds; the risk that markets will not exist for therapeutic compounds that Myriad develops or if such markets exist, that Myriad will not be able to sell compounds, which it develops, at acceptable prices; and the risk that the Company will not able to sustain revenue growth for its predictive medicine business and

Myriad Genetics/2Q Results

products. These and other risks are identified in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003. All information in this press release is as of February 3, 2004, and Myriad undertakes no duty to update this information unless required by law.

- Financial Charts Follow –

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share amounts)	Three Months Ended		Six Months Ended
	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002
REVENUES:
Predictive medicine revenue	$10,446	$8,151	$18,510	$16,015
Research revenue	2,773	8,406	7,852	15,420
Related party research revenue	929	462	1,458	1,094

Total research revenue	3,702	8,868	9,310	16,514

Total revenues	14,148	17,019	27,820	32,529
COSTS AND EXPENSES:
Predictive medicine cost of revenue	3,448	2,995	6,207	5,916
Research and development expense	11,558	12,218	24,531	23,164
Selling, general and administrative expense	9,523	9,295	17,631	17,011

Total costs and expenses	24,529	24,508	48,369	46,091

Operating loss	(10,381)	(7,489)	(20,549)	(13,562)
Other income (expense):
Interest income	527	725	1,096	1,567
Other	—	(5)	(10)	34

Loss before taxes	(9,854)	(6,769)	(19,463)	(11,961)

Income taxes	—	125	—	250

Net loss	$(9,854)	$(6,894)	$(19,463)	$(12,211)

Basic and diluted loss per share	$(0.36)	$(0.27)	$(0.72)	$(0.50)

Basic and diluted weighted average shares outstanding	27,109	25,081	27,098	24,454

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	(Unaudited) Dec. 31, 2003	Jun. 30, 2003
Cash, cash equivalents, and marketable investment securities	$103,346	$126,292
Trade receivables, net	13,194	12,917
Other receivables	5,675	9,391
Prepaid expenses	8,532	7,740
Equipment and leasehold improvements, net	18,622	18,682
Other assets	7,626	7,801

Total assets	$156,995	$182,823
Current liabilities	$10,669	$16,379
Deferred revenue	2,221	2,958
Stockholders’ equity	144,105	163,486

Total liabilities and stockholders’ equity	$156,995	$182,823